Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements on Form S-3 (Nos. 333-234612 and 333-275324) of McEwen Mining Inc.,

2.	Registration Statement on Form S-4 (No. 333-226858) of McEwen Mining Inc., and

3.	Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, 333-222609 and 333-275325) of McEwen Mining Inc.

of our reports dated March 15, 2024 with respect to the consolidated financial statements of McEwen Mining Inc. and the effectiveness of internal control over financial reporting of McEwen Mining Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 15, 2024